ADVANCED MARKETING SERVICES, INC.

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 27, 2000

To the Stockholders of
Advanced Marketing Services, Inc.

      The Annual Meeting of Stockholders of Advanced Marketing Services, Inc. will be held on Thursday, July 27, 2000, at 10:00 a.m., P.D.T., at 5880 Oberlin Drive, Suite 400, San Diego, California 92121 for the following purposes:

      1.    To elect three Class A Directors to serve for three-year terms;

      2. To vote upon a proposal to amend our Certificate of Incorporation to increase the authorized number of shares of our common stock from 20,000,000 to 100,000,000;

      3. To vote upon a proposal to amend our Certificate of Incorporation to authorize 2,000,000 shares of undesignated preferred stock;

      4. To vote upon a proposal to amend our 1995 Stock Option Plan to increase by 1,000,000 the number of shares of common stock reserved for issuance;

      5. To ratify the selection of Arthur Andersen LLP as our independent auditors for the fiscal year ending March 31, 2001; and

      6. To transact any other business which may properly come before the meeting and any adjournments or postponements.

      Our proxy statement containing information for stockholders accompanies this Notice and a copy of our Annual Report for the fiscal year ended
March 31, 2000 is also enclosed.

      The Board of Directors has fixed the close of business, June 13, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

      WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                    By the order of the Board of Directors



                                    Charles C. Tillinghast, III
                                    CHAIRMAN

San Diego, California
June 26, 2000

                        ADVANCED MARKETING SERVICES, INC.
                               5880 OBERLIN DRIVE
                           SAN DIEGO, CALIFORNIA 92121
                                 (619) 457-2500

                                 PROXY STATEMENT

                             GENERAL INFORMATION

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advanced Marketing Services, Inc. ("AMS" or the "Company"), a Delaware corporation, for use only at its Annual Meeting of Stockholders to be held on Thursday, July 27, 2000, and any adjournments or postponements thereof (the "Annual Meeting").

      Shares may not be voted unless the signed proxy card is returned or other specific arrangements are made to have shares represented at the meeting. Any stockholder of record giving a proxy may revoke it at any time before it is voted by filing with our Corporate Secretary a notice in writing revoking it, by duly executing a proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to revoke the proxy and vote the shares in person. Stockholders whose shares are held in street name should consult with their brokers or other nominees concerning procedures for revocation. Subject to such revocation, all shares represented by a properly executed proxy card will be voted as directed by the stockholder on the proxy card.

      IF NO CHOICE IS SPECIFIED, PROXIES WILL BE VOTED (I) FOR THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS FOR ELECTION AS DIRECTORS; (II) FOR BOTH OF THE PROPOSED AMENDMENTS TO THE CERTIFICATE OF INCORPORATION, (III) FOR THE AMENDMENT TO THE 1995 STOCK OPTION PLAN, (IV) FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS, AND (V) IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER MATTERS AS MAY COME BEFORE THE ANNUAL MEETING.

      In addition to soliciting proxies by mail, our directors, officers and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. We will bear the total cost of solicitation of proxies. Although there are no formal agreements to do so, it is anticipated that we will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals.

      Only stockholders of record at the close of business on June 13, 2000 are entitled to receive notice of and to vote at the Annual Meeting. On March 31, 2000, we had outstanding 12,906,988 shares of common stock, which constituted all of our outstanding voting securities, excluding 1,897,049 shares of Common Stock held in treasury and not permitted to be voted at the Annual Meeting. Each share is entitled to one vote. The holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum. If a quorum is present, directors are elected by a plurality of votes cast and cumulative voting is not permitted for directors. If a quorum is present, the affirmative vote of holders of a majority of the shares outstanding and entitled to vote thereon is required for any amendment to our Certificate of Incorporation and the affirmative vote of holders of a majority of the shares represented and voting is required for approval of any other matters which might be submitted to the stockholders for consideration at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business but have the effect of a "No" vote for purposes of determining whether a proposal has been approved.

      We anticipate that this proxy statement and accompanying proxy card will first be mailed to our stockholders on or about June 26, 2000.

                                     ITEM 1.

                              ELECTION OF DIRECTORS

NOMINEES

      Pursuant to the Company's Articles of Incorporation, the Board of Directors of the Company is divided into three classes of directors, each class to be as nearly equal in number as possible. Directors are elected to serve for three-year terms, with the elections staggered by class. The Board is currently composed of eight directors; three of whom are Class A directors, two of whom are Class B directors and three of whom are Class C directors. At the Annual Meeting, three Class A directors are to be elected to a three-year term until the Annual Meeting of Stockholders to be held in 2003 and until their successors are duly elected and qualified. The Board of Directors has nominated each of the following incumbent Class A directors for reelection as a Class A director:

                              Charles C. Tillinghast, III
                              Michael M. Nicita
                              Loren C. Paulsen

      Information concerning the nominees for election as Class A directors is set forth under the caption "Management -- Directors and Executive Officers."

      The Board of Directors has no reason to believe that its nominees will be unable or unwilling to serve if elected. However, should any nominee named herein become unable or unwilling to accept nomination or election, the Board's proxies will vote instead for such other person as the Board of Directors may recommend.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AUTHORITY GIVEN" ELECTION OF THE ABOVE MENTIONED NOMINEES AS DIRECTORS.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as of June 1, 2000 with regard to beneficial ownership of the Common Stock by (i) persons known by the Company to be beneficial owners of more than five percent of the Common Stock, (ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table below and (iv) all executive officers and directors as a group.

                                                  COMMON STOCK   PERCENT OF
                 NAME (AND ADDRESS<F1>)           BENEFICIALLY   OUTSTANDING
                  OF BENEFICIAL OWNER                 OWNED      COMMON STOCK
            -------------------------------       ------------   ------------
            Charles C. Tillinghast, III<F2>.      1,997,643         15.5%
            Kahn Brothers & Co., Inc........      1,106,165          8.6%
            Loren C. Paulsen<F3>............      1,094,350          8.5%
            FMR Corp........................      1,062,750          8.2%
            Grace & White, Inc..............        904,749          7.0%
            Cathy Paulsen<F4>...............        794,595          6.2%
            Dimensional Fund Advisors, Inc..        742,500          5.8%
            Michael M. Nicita<F5>...........        117,091          *
            Kevan M.  Lyon<F6>..............         60,444          *
            James A. Leidich<F7>............         49,950          *
            Edward J. Leonard<F8>...........         33,750          *
            Lynn S. Dawson<F9>..............         27,000          *
            Robert F. Bartlett<F10>.........         19,500          *
            Trygve E. Myhren<F11>...........         13,500          *
            Adam R. Zoldan<F12>.............         13,000          *
            E. William Swanson<F13>.........          7,250          *
            William G. Berryman                          --          --
            All executive officers and
              directors as a group
              (19 persons)<F14>.............      3,484,353         27.0%

            Total Number of Shares
              Outstanding...................     12,906,988

[FN]
----------
*     less than 1%.

<F1>
The address of Messrs. Tillinghast and Paulsen is c/o Advanced Marketing Services, Inc., 5880 Oberlin Drive, San Diego, CA 92121. The address of Kahn Brothers & Co., Inc. is 555 Madison Avenue, New York, NY 10022. The address of Grace & White, Inc. is 515 Madison Avenue, New York, NY 10022. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109. The address of Dimensional Fund Advisors, Inc. ("Dimensional") is 1299 Ocean Avenue, Santa Monica, CA 90401. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 515,250 shares, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

<F2>
Mr. Tillinghast's shares are held of record by a Revocable Trust dated April 7, 1988 of which Mr. Tillinghast and his wife are trustees. This amount also includes 450 shares subject to options exercisable within 60 days held by Cynthia B. Tillinghast, Assistant Secretary and a General Marketing Manager of the Company and the wife of Mr. Tillinghast. Mr. Tillinghast disclaims beneficial ownership of such 450 shares. See "Certain Transactions."

<F3>
Of Mr. Paulsen's shares, 944,595 are held of record by a Revocable Trust dated July 12, 1999, the trustee of which is Mr. Paulsen, and 149,755 are held of record by an Irrevocable Trust dated August 22, 1988, the beneficiaries of which are Mr. Paulsen's children and the trustees of which are unrelated to Mr. Paulsen. Mr. Paulsen disclaims beneficial ownership of the 149,755 shares held by this Irrevocable Trust.

<F4>
In connection with the dissolution of his marriage, on September 29, 1999 Loren Paulsen transferred to his former wife, Cathy Paulsen, 944,595 shares of common stock. The Company subsequently repurchased 150,000 shares of such common stock from Ms. Paulsen, who retained 794,595 shares, representing approximately 6.2% of the shares issued and outstanding. Ms. Paulsen is not a director, officer or employee of the Company. Ms. Paulsen's shares are held by irrevocable trust dated August 20, 1999, the trustee of which is Ms. Paulsen.

<F5>
Includes 116,325 shares subject to options which are exercisable within 60 days.

<F6>
Includes 54,000 shares subject to options which are exercisable within 60 days.

<F7>
Includes 4,500 shares subject to options which are exercisable within 60 days.

<F8>
Includes 33,750 shares subject to options which are exercisable within 60 days.

<F9>
Includes 27,000 shares subject to options which are exercisable within 60 days.

<F10>
Includes 19,500 shares subject to options which are exercisable within 60 days.

<F11>
Includes 2,250 shares held of record by Mr. Myhren's wife and 11,250 shares subject to options which are exercisable within 60 days.

<F12>
Includes 5,625 shares subject to options which are exercisable within 60 days.

<F13>
Mr. Swanson's shares are held of record by F.W. Cygnet Pension Plan, of which Mr. Swanson is a trustee. Also includes 2,250 shares subject to options which are exercisable within 60 days.

<F14>
Includes 322,575 shares subject to options which are exercisable within 60 days.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      The following sets forth certain information as of June 1, 2000 with regard to (i) each director, including the three nominees (who currently serve as directors), and (ii) each executive officer of the Company who is neither a director nor a nominee.

            NAME                AGE                  POSITION
            ----                ---                  --------
  Charles C. Tillinghast, III   63   Chairman of the Board of Directors
  Michael M. Nicita             47   President, Chief  Executive Officer and Director
  Loren C. Paulsen              50   Executive Vice President--Operations
  Robert F. Bartlett            55   Director <F1>
  Lynn S. Dawson                49   Director <F1><F2>
  James A. Leidich              57   Director <F1>
  Trygve E. Myhren              63   Director <F1><F2>
  E. William Swanson            64   Director <F1><F2>
  Edward J. Leonard             49   Executive Vice President and Chief Financial Officer
  Kevan M. Lyon                 41   Executive Vice President--Merchandising
  William G. Berryman           57   Executive Vice President and Chief Information Officer
  Steven T. Boyle               37   Vice President--Controller
  Sandra Christie               45   Vice President--Advertising
  Bruce S. Derkash              56   Vice President--International
  Kenneth C. Hayes              54   Vice President--Information Systems
  Alisa R. Judge                44   Vice President--Human Resources
  John S. McGee                 38   Vice President--Operations
  Sydney J. Stanley             51   Vice President--Product Development
  Adam R. Zoldan                47   Vice President--Marketing

----------

<F1>
Member of the Compensation Committee.

<F2>
Member of the Audit Committee.

    Mr. Tillinghast has served as Chairman of the Board of Directors since November, 1994. He served as Chief Executive Officer of the Company from November 1994 until December 31, 1996; prior thereto, Mr. Tillinghast served as President, Chief Executive Officer and as a Director of the Company since its inception in 1982. He served as President of Oak Tree Publications, Inc. from 1976 until 1981 and as President of CRM, a diversified publishing company, from 1971 through 1975. Mr. Tillinghast was employed by Boise Cascade Corporation for 10 years, where he served in various management positions, including Senior Vice President from 1971 to 1973.

    Mr. Nicita has served as Chief Executive Officer of the Company since January 1, 1997 and as President, Chief Operating Officer and a Director of the Company since November 1994. From 1978 to November 1994, he served in various capacities at Golden-Lee Book Distributors, including MIS Director, Controller and General Manager. In August 1995, Golden-Lee Book Distributors filed for protection under the bankruptcy laws. Mr. Nicita was employed by Barnes & Noble Book Stores, Inc. from 1977 to 1978. Mr. Nicita is the co-author of two books on microcomputers and has also been a columnist for a national microcomputer consumer magazine.

    Mr. Paulsen has served as Executive Vice President -- Operations since December 1989 and as a Director of the Company since its inception in 1982. From 1982 to December 1989, Mr. Paulsen served as Vice President -- Operations of the Company. Prior thereto, he was employed by Fed Mart Corp., a discount retail chain, for 17 years in various capacities, including sundries and book buyer.

    Mr. Bartlett has been a Director of the Company since April 1994. He is presently Managing Director of Combined Resources International, a picture frame manufacturing company. Mr. Bartlett has many years of experience in the warehouse club industry, having served as Vice President, Divisional Manager of Anderson Chamberlain, a warehouse club manufacturer's representative firm (1993-1995); Senior Vice President of Merchandising, Operations, Traffic and Distribution, SourceClub, Inc. (1991-1993); Executive Vice President of Merchandising and Distribution, The Wholesale Club, Inc.

(1990-1991); and Executive Vice President of Merchandising, Traffic and Distribution, The Price Club (1989-1990).

    Ms. Dawson has been a Director of the Company since April 1994. She is presently employed as Vice President and National Sales Manager for B.H. Smith/Samsonite. Ms. Dawson has many years of experience in department store operations, having served in a variety of positions including Vice President, Divisional Merchandise Manager with Foley's Department Store (1990-1991); Senior Vice President, Broadway Department Store (1978-1990) and Buyer and Department Manager, May Company Department Store (1972-1978).

    Mr. Leidich has been a Director of the Company since November 1986. He has served as President of Graywave, Inc., a management consulting firm, since 1983. Since July of 1994 he has served as Chairman and Chief Executive Officer of Bright Start, Inc., which operates child care centers.
Mr. Leidich serves on the boards of numerous privately held companies. From November 1989 to May 1993, he served as an officer and partner in Colorado Venture Management, Inc., a venture capital firm. Mr. Leidich was the Chairman of Children's World, Inc., a national chain of child care centers, from 1975 to 1983. From 1980 to 1983, Mr. Leidich was Executive Vice President of The Parker Pen Company.

    Mr. Myhren has been a Director of the Company since February 1989. From December 1990 to March 1996, he served as President and a Director of the Providence Journal Company, a diversified media company and concurrently as President and CEO of King Broadcasting Corporation. Since 1988 he has been President of Myhren Media, Inc., a media investment and consultation firm.
He is a trustee of the University of Denver. His other directorships include Peapod, Ltd., Cablelabs, Inc., J.D. Edwards, Inc., Founders Funds, Inc. and Verio, Inc. From 1975 until originally establishing Myhren Media, Inc., he served as President and then Chairman and Chief Executive Officer of American Television and Communications Corporation, a publicly traded subsidiary of Time, Inc. and known today as Time/Warner Cable. From 1981 to 1991,
Mr. Myhren served as a Director of the National Cable Television Association and was its Chairman in 1986 and 1987. He has previously served as a Director of Turner Broadcasting Systems, Inc., American TV & Communications, Inc., Continental Cablevision, Inc., Citizen's Bank Corp., Lifespan, Inc., and on Time's internal boards for Home Box Office, Temple-Eastex and Time Magazine Group, and on the Federal Communications Commission's Advisory Committee on High Definition Television.

    Mr. Swanson has been a Director of the Company since April 1988. He has served as President of F.W. Cygnet, Inc., an investment management firm, since 1986. From 1982 to 1986, Mr. Swanson was the President and Chief Executive Officer of St. Francis Associates, a private investment management firm in San Francisco. From 1975 through 1982, he was employed by The Parker Pen Company, serving in various capacities, including President, Chief Executive Officer and Chief Operating Officer.

    Mr. Leonard joined the Company in April 1999 as Executive Vice President and Chief Financial Officer. From 1995 to 1999 Mr. Leonard was Vice President -- Financial Planning and Operations, North America for Warner Home Video, a division of Warner Bros. Studio, a business unit of Time Warner, Inc. Mr. Leonard worked in the automotive industry for Ford Motor Company and Nissan Motor Corporation USA in a variety of financial positions for 11 years. Mr. Leonard also worked from 1984 to 1992 in a variety of financial positions for Taco Bell Corporation, a division of PepsiCo.

    Ms. Lyon joined the Company in 1988 as Marketing Director. In December 1989, Ms. Lyon was named Vice President -- Marketing with responsibility for leading the sales and marketing efforts with respect to the Company's major customers. In September 1994, Ms. Lyon became Vice President -- Merchandising with responsibility for the Company's buying activities. In October 1997, Ms. Lyon was promoted to Executive Vice President -- Merchandising. From 1983 through 1988, she worked for Allergan, Inc., a pharmaceutical company, in various sales and product management positions.

    Mr. Berryman joined the Company in May 2000 as Executive Vice President and Chief Information Officer. From 1998 to 2000 he served as Chief Information Officer for Duke-Weeks Corporation, a real estate investment trust. From 1996 to 1998, he served as Chief Information Officer and Senior Vice President, Information Technology for Prosource Distribution Services, a foodservice distributor for chain restaurants. Mr. Berryman worked in the grocery and general merchandise industry for The Penn Traffic Company, as Chief Information Officer and Vice President, MIS for two years and was employed by Dominick's Finer Foods as Vice President, MIS from 1989 to 1993. In addition, he worked for Gateway Foods for 16 years in various management positions in information services and technology.

    Mr. Boyle joined the Company in 1995 as Controller. He was promoted to Vice President and Controller in April 1999. From 1992 to 1995 he worked for a manufacturer and distributor of sportswear as Controller. Previously,

Mr. Boyle served as Controller and Internal Auditor for two computer manufacturing firms. Mr. Boyle was with Arthur Andersen & Company for five years and is a CPA.

    Ms. Christie joined the Company in 1986. She became Director of Advertising in 1994 and was promoted to Vice-President -- Advertising in October 1997. Prior to joining AMS, Ms. Christie managed Mysterious Bookshop in New York and prior to 1980 worked for other book retailers.

    Mr. Derkash joined the Company in December 1998 as Vice President -- International. From 1984 to 1998 Mr. Derkash worked with Hasbro International Inc. in a variety of management positions, including Vice President, Latin America Business Development. From 1979 to 1984,
Mr. Derkash held marketing and business development management positions with PepsiCo International and for PepsiCo's Food Service Division. Mr. Derkash also held marketing positions for Colgate-Palmolive in both their domestic and international divisions from 1972 to 1979.

    Mr. Hayes joined the Company in 1986 as Director of Management
Information Systems. He was promoted to Vice President -- Information Systems in July 1991. From 1982 until 1986, he served as Data Processing Manager for Spectragraphics Corporation, a computer graphics manufacturing company.
Prior to 1982, Mr. Hayes served in various technical and management positions with McDonnell Douglas Automation, San Diego Data Processing Corporation and National Semiconductor.

    Ms. Judge joined the Company in May 1991 as Manager of Human Resources. She was promoted to Director of Human Resources in October 1992 and to Vice President -- Human Resources in July 1994. From 1986 to 1991, she worked for the Eastridge Group, an employment/temporary agency in a variety of management positions.

    Mr. McGee joined the Company in April 1994 as Distribution Center Manager and was promoted to Vice President -- Operations in February 1996. From February 1984 until April 1994 he held a variety of positions, including Director of Operations and Divisional General Manager with Bindagraphics, Inc., a book bindery company.

    Ms. Stanley joined the Company in November 1990 as a General Merchandise Manager with responsibility for the juvenile book category and was promoted to Vice President -- Product Development in November 1996. From 1974 through 1989 Ms. Stanley was employed by the City of San Diego in a variety of professional managerial positions for the Library Department, including assignments in children's literature and services, branch library management and fundraising.

    Mr. Zoldan joined the Company in January 1995 as Vice President -- Marketing and has responsibility for sales and relations with the Company's major customers. From 1988 to 1995, Mr. Zoldan was General Sales Manger for Eastman, a division of Office Depot. Prior to 1988, he served as General Sales Manager for Office Club (now Office Depot) (1984-1986) and District Sales Manager for McKesson Office Products (1981-1984).

    Officers serve at the discretion of the Board of Directors.

BOARD OF DIRECTORS AND COMMITTEES

      Directors are elected to serve staggered three-year terms and until their successors are duly elected and qualified. Each director who is not otherwise employed by the Company receives an annual director's fee of $14,000 plus $1,000 for each regular Board meeting attended. In addition, each outside director is paid $500 for attendance at each special Board and Audit or Compensation Committee meeting held on dates other than the regularly scheduled Board meetings. The Company reimburses each director for reasonable out-of-pocket expenses incurred in his capacity as a member of the Board of Directors. No payments are made for participation in telephone meetings of the Board of Directors or actions taken in writing. The Board of Directors held a total of 12 regularly scheduled and special meetings during the year ended March 31, 2000. Each director attended at least 75% of the total number of meetings of the Board of Directors and all committees thereof on which such director served held during the year ended March 31, 2000.

      The members of the Audit Committee of the Board of Directors during fiscal 2000 were Messrs. Bartlett, Leidich, Myhren and Swanson and
Ms. Dawson. The Audit Committee held one meeting during fiscal 2000. The current Audit Committee members are Messrs. Myhren and Swanson and Ms. Dawson. The functions of the Audit Committee are primarily to recommend the selection of the Company's independent public accountants, discuss with them the scope of the audit, consider matters pertaining to the Company's accounting policies and internal controls and provide a means for direct communication between the independent public accountants and the Board of Directors.

      The members of the Compensation Committee of the Board of Directors are Messrs. Bartlett, Leidich, Myhren and Swanson and Ms. Dawson. The Compensation Committee held two meetings during fiscal 2000. The functions of the Compensation Committee are to review and recommend changes in salaries and bonuses of key employees, to review periodically, and make recommendations with respect to, the compensation structure of the Company and to determine the amount of contributions to the Company's profit sharing plan.

      Effective February 6, 1997, the Company elected to have the Board of Directors, acting as a whole, assume responsibility for administering the Company's 1987 and 1995 Stock Option Plans.

      The Company has no nominating committee or committee performing similar functions.

                             EXECUTIVE COMPENSATION

BOARD AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee is composed of five outside directors. The Compensation Committee is responsible for determining executive officer salary and bonus compensation and determining annual contributions to the Company's profit sharing plan. Stock option grants are determined by the Board of Directors. The following is a report of the Compensation Committee and, as it relates to stock options, the Board as a whole, concerning their policies and actions in fiscal 2000 concerning executive compensation.

      The Company's compensation programs are designed to (a) link executive compensation to the performance of the Company and to stockholder value as measured by the long-term price appreciation of the Company's common stock and (b) attract, retain and motivate employees by providing for the vesting of certain components of compensation over a number of years.

      The Company's compensation of executive officers, including its Chief Executive Officer, consists principally of two components: (a) annual cash compensation, generally consisting of base salary and a bonus, and
(b) long-term, stock-based compensation. The policies governing these components, as well as the basis for determining the compensation payable to the Chief Executive Officer, are described below.

      ANNUAL SALARY AND BONUS COMPENSATION. The salaries of executive officers are determined on the basis of, in no particular order of importance, the responsibilities of the position held, the prior experience and compensation of the officer, the compensation practices of competitors, as determined from publicly available information, discussions with knowledgeable consultants and participants in the publishing and distribution industries and other marketplace factors such as housing and relocation requirements. The Compensation Committee also strives to compensate each executive officer at a level which is appropriate in relation to the compensation of other executive officers of the Company. The Company generally weights increases in executive compensation, including salary and bonus, in favor of performance and, therefore, salary increases are generally related to the tax adjusted inflation rate.

      Under the Company's bonus plan, cash bonuses are earned if a minimum targeted level of net income is attained. Bonus amounts increase if higher target net income levels are attained. The Company's net income objectives are established by the Compensation Committee at the commencement of each fiscal year. For fiscal 2000, payments under the Company's bonus plan to each executive officer were based principally upon the Company exceeding the targeted net income objective.

      LONG-TERM STOCK OPTION COMPENSATION. The Company grants stock options to its executive officers and other employees pursuant to its 1995 Stock Option Plan. The Company believes that such options help to more closely align the interests of its management employees with the long-term interests of its stockholders by providing an incentive for increasing stockholder value. Moreover, such options are believed to be instrumental in retaining employees over the longer term, since full benefits of appreciated options cannot be realized until the end of the applicable vesting period, which is usually five years.

      During Fiscal 2000, based on the contributions of the employees and performance of the Company, the Board of Directors approved a grant of options to purchase 75,000 shares of Common Stock to Michael M. Nicita. The Board of Directors also approved grants of options to purchase the following number of shares of Common Stock to the following Named Executive Officers:
Edward J. Leonard - 168,750; Kevan M. Lyon - 30,000. Messrs. Tillinghast and Paulsen, who are founders of the Company, are eligible to receive grants of options, but their significant equity positions in the Company are currently believed to provide them with substantial incentives to enhance stockholder value and no options were granted to them during fiscal 2000.

      CEO COMPENSATION. The Compensation Committee establishes the base salary and bonus, if any, payable to Mr. Michael M. Nicita, the Company's Chief Executive Officer, since January 1, 1997, based on the same factors applicable to executive officer compensation generally.

      In March 2000, the Compensation Committee reviewed Mr. Nicita's salary and determined that his salary would be increased from $302,925 to $366,000. Mr. Nicita's salary is believed to be below the median of salaries paid to chief executive officers of companies which have comparable sales volumes. Because the Company exceeded the minimum net income objectives established by the Compensation Committee, bonuses aggregating $310,550 were awarded under the Company's bonus plan to Mr. Nicita for fiscal 2000.

      INTERNAL REVENUE CODE SECTION 162(M). Internal Revenue Code Section 162(m), enacted in 1993, provides that a public corporation generally may not deduct compensation in excess of $1,000,000 payable to its chief executive officer or any of its other four most highly compensated officers. Certain performance-based compensation is specifically exempted. Since the Compensation Committee currently does not anticipate that any executive officer of the Company will receive compensation in excess of the deduction limitation in fiscal 2000, it has not yet established a policy with respect to Section 162(m). In future years, the Compensation Committee intends to take into account the effect of Section 162(m) if the compensation payable to an executive officer approaches $1,000,000. However, the provisions of
Section 162(m) are not expected to preclude the award of compensation believed to be merited, even if in excess of $1,000,000.

      The tables that follow reflect the decisions included in this report.

      THE BOARD OF DIRECTORS                        THE COMPENSATION COMMITTEE
      (WITH RESPECT TO OPTIONS)                     James A. Leidich, Chairman
      Charles C. Tillinghast, III                   Robert F. Bartlett
      Michael M. Nicita                             Lynn S. Dawson
      Loren C. Paulsen                              Trygve E. Myhren
      Robert F. Bartlett                            E. William Swanson
      Lynn S. Dawson
      James A. Leidich
      Trygve E. Myhren
      E. William Swanson

SUMMARY OF CASH AND OTHER COMPENSATION

      The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company for the fiscal years ended March 31, 2000, 1999 and 1998 of those persons who were, at March 31, 2000, (i) the Chief Executive Officer and (ii) the four other most highly paid executive officers of the Company (collectively the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                       COMPENSATION
                                             ANNUAL COMPENSATION       ------------    ALL OTHER
      NAME AND CAPACITY          FISCAL      -------------------         OPTIONS/    COMPENSATION
       IN WHICH SERVED            YEAR    SALARY($)<F1> BONUS($)<F1>      SARS(#)      ($)<F2>
----------------------------    -------   ------------- ------------   ------------  ------------
Charles C. Tillinghast, III,      2000      195,300       168,650             0        68,201
 Chairman                         1999      225,019       158,900             0        47,252
                                  1998      267,044       121,250             0        27,295

Michael M. Nicita, Chief          2000      302,925       310,550        75,000       114,882
 Executive Officer and President  1999      288,085       186,463             0        67,283
                                  1998      267,403       121,250       135,000<F4>    27,100

Edward J. Leonard, Executive      2000      221,442       138,750       168,750       189,523<F3>
 Vice President and Chief         1999           --            --            --            --
 Financial Officer                1998           --            --            --            --

Loren C. Paulsen, Executive       2000      209,692        98,750             0        59,257
 Vice President-- Operations      1999      198,991       103,750             0        37,509
                                  1998      193,878        93,750             0        20,746

Kevan M.  Lyon, Executive         2000      183,615       133,900        30,000        46,865
 Vice President--Merchandising    1999      178,205       103,750             0        32,840
                                  1998      157,347        82,585        33,750<F4>    15,976
----------

<F1>
Amounts shown include cash compensation earned and received by executive officers as well as amounts earned and accrued but not yet paid, including salary amounts deferred at their election under the Company's 401(k) plan and deferred compensation plan.

<F2>
The amounts indicated for fiscal 2000 include, for Messrs. Tillinghast, Nicita, Leonard and Paulsen and Ms. Lyon respectively: profit sharing contributions of $8,000, $8,000, $8,000, $8,000, and $8,000 (excluding the allocable portion of accrued interest); Company matching 401(k) plan contributions of $1,608, $1,558, $509, $1,621 and $1,618; and matching contributions (excluding interest) of $51,592, $92,671, $1,660, $40,069 and $34,618 under the Company's deferred compensation plan. The deferred compensation plan permits an eligible employee to defer up to 50% of base salary and 100% of any bonus. The Company is obligated to contribute an amount equal to an employee's deferral up to a stated maximum and may, at its discretion, make additional contributions. Company contributions generally vest over a five-year period beginning on the date of an employee's entry into the plan.

<F3>
Includes relocation expenses of $176,726.

<F4>
Number of options shown reflects adjustments made in connection with two three-for-two stock splits of the Company's Common Stock effected by the Company in February 1999 and January 2000.

EMPLOYMENT ARRANGEMENTS

      Mr. Tillinghast served as Chief Executive Officer of the Company until December 31, 1996. In order to provide for an orderly transition in management of the Company, in July 1996 the Company and Mr. Tillinghast entered into an Employment Agreement covering the five-year period commencing January 2, 1997. Pursuant to the terms of the Employment Agreement, effective January 2, 1997, Mr. Tillinghast resigned from his position as Chief Executive Officer of the Company, which position was filled by Mr. Michael M. Nicita who also serves as President and a Director of the

Company. During the term of the Employment Agreement, Mr. Tillinghast agreed to serve as Chairman of the Board of Directors (if re-elected as a director by the Company's stockholders) and to perform certain other duties and responsibilities as requested by the Board of Directors. Mr. Tillinghast agreed to serve the Company on a full-time basis during 1997; thereafter, Mr. Tillinghast's services will decrease proportionately such that during the final year of his employment, Mr. Tillinghast will only be required to serve the Company on an approximately half-time basis, but not less than 1,000 hours per calendar year. Under the terms of the Employment Agreement, Mr. Tillinghast's base salary was set at $275,000 for the first year, $225,000 (which was increased by the Board of Directors to $236,000) for the second year, $175,000 for each of the third and four years (which was increased by the Board of Directors to $195,300 and $208,000, respectively), and $150,000 for the fifth year of this employment, subject to adjustment by the Board of Directors. He will be entitled to participate in any Company compensation plan and receive fringe benefits, generally on the same basis as other senior Company executives.

      In July 1998, the Company entered into a termination benefits agreement with Michael M. Nicita, the President and Chief Executive Officer of the Company. The agreement was approved by the Compensation Committee and the Board of Directors after having determined that it was in the best interests of the Company to enter into the agreement to assure the retention of the unique services of Mr. Nicita and provide reasonable protection for Mr. Nicita in the event of a change of control. The agreement provides that in the event of a change of control, as defined in the agreement, Mr. Nicita will be entitled to a severance payment if he is discharged by the Company within one year for any reason other than cause, as defined in the agreement, or he terminates his employment with the Company within 90 days for any reason. In the event of a change of control, any unvested options previously granted to Mr. Nicita and any amount in his account under the Company's deferred compensation plan would immediately vest. The severance payment would be equal to Mr. Nicita's base salary in effect for the fiscal year in which the change of control occurs plus a prorated bonus computed at budget, subject to adjustment under certain circumstances.

      Effective April 1, 1999, the Company entered into an agreement with Mr. Edward J. Leonard in connection with his employment as Executive Vice President and Chief Financial Officer of the Company. The agreement provides for an annual base salary of $235,000 per year and provides that if Mr. Leonard's employment is involuntarily terminated for any reason, other than gross negligence or fraud, during, respectively, the first or second 12 months of employment, his base salary will be continued for, respectively, 12 months or 9 months, and that if his employment is involuntarily terminated for any reason, other than gross negligence or fraud, after the first 24 months, his base salary will be continued for 6 months.

OPTION GRANTS

      The following table sets forth with respect to the Named Executive Officers certain information concerning grants of stock options in fiscal 2000. The Company has never granted stock appreciation rights.

                                                  OPTION GRANTS IN FISCAL 2000

                                               % OF TOTAL
                                   NUMBER OF     OPTIONS                                       POTENTIAL REALIZED VALUE AT ASSUMED
                                  SECURITIES    GRANTED TO  EXERCISE  GRANT DATE                   ANNUAL RATES OF STOCK PRICE
                                  UNDERLYING    EMPLOYEES   OR BASE     MARKET                   APPRECIATION FOR OPTION TERM<F1>
                                   OPTIONS          IN       PRICE      PRICE     EXPIRATION   -----------------------------------
                                   GRANTED(#)  FISCAL YEAR   ($/SH)     ($/SH)       DATE        0%($)      5%($)        10%($)
                                  -----------  -----------  --------  ----------  ----------   ---------  -----------  -----------
   Charles C. Tillinghast, III...        --       0.00%      $   --        --        N/A       $      0   $        0   $        0
   Michael M. Nicita.............    75,000      12.76%      $11.33    $13.33      10/23/09    $150,000   $  778,892   $1,743,737
   Loren C. Paulsen..............        --       0.00%      $   --                  N/A       $      0   $        0   $        0
   Edward J. Leonard.............   168,750      28.70%      $ 8.71    $10.25      04/27/09    $259,453   $1,347,244   $3,016,130
   Kevan M. Lyon.................    30,000       5.10%      $11.33    $13.33      10/23/09    $ 60,000   $  311,557   $  697,495

----------

<F1>
Amounts shown represent the potential value of granted options if the assumed annual rates of stock appreciation are maintained over the 10-year terms of the granted options. The assumed rates of appreciation are established by regulation and are not intended to be a forecast of the Company's performance or to represent management's expectations with respect to the appreciation, if any, of the Common Stock.

OPTION EXERCISES AND HOLDINGS

      The following table sets forth with respect to the Named Executive Officers information concerning the exercise of stock options during fiscal 2000 and unexercised options held as of the end of the fiscal year. The Company has never granted stock appreciation rights.

                                                   AGGREGATED OPTION EXERCISES AND
                                                 FISCAL 2000 YEAR-END OPTION VALUES

                                                                                        NUMBER                     VALUE OF
                                                                                   OF UNEXERCISED         UNEXERCISED IN-THE-MONEY
                                             SHARES             VALUE                OPTIONS AT                   OPTIONS AT
                                            ACQUIRED            VALUE             FISCAL YEAR END(#)       FISCAL YEAR END(#)<F1>
                                               ON              REALIZED     ---------------------------  --------------------------
                                           EXERCISE(#)           ($)        EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                                           -----------         --------     -----------   -------------  -----------  -------------
C. Tillinghast, III<F2>.............               -         $        -           450            450     $     7,106    $    7,106
Michael M. Nicita...................         254,000         $3,158,112       116,325        156,000     $ 1,976,812    $1,956,801
Loren C. Paulsen ...................               -         $        -             -              -     $         -    $        -
Edward J. Leonard ..................               -         $        -        33,750        135,000     $   406,266    $1,625,063
Kevan M. Lyon ......................          20,250         $  188,664        54,000         52,500     $   916,794    $  606,275

----------------

<F1>
Before taxes. The dollar value indicated is based on the difference between the exercise price of the outstanding option and the closing market price of the Common Stock on March 31, 2000 as reported by NASDAQ ($20.75 per share).

<F2>
Represents options held by Cynthia B. Tillinghast, Assistant Secretary and a General Marketing Manager of the Company. Mrs.
Tillinghast is the wife of Mr. Tillinghast.

PERFORMANCE GRAPH

      The following graph presents a comparison of the Company's stock performance with the broad-based NASDAQ Market Index and with the Dow Jones Industry Group OTS-Other Specialty Retailers Index, an index compiled by Media General Financial Services which currently covers approximately 235 specialty retail companies (including the Company).

                                PERFORMANCE TABLE

                   1995         1996      1997      1998      1999      2000
                 -------      -------   -------   -------   -------   -------
AMS ...........  $100.00      $191.83   $153.06   $306.12   $319.98   $768.75
PEER ..........  $100.00      $118.77   $119.04   $179.22   $250.18   $309.51
NASDAQ ........  $100.00      $134.51   $150.48   $227.41   $297.18   $547.25

      The graph assumes $100 invested on April 1, 1995 in the Company's Common Stock and $100 invested at that time in each of the indexes shown. The comparison assumes that all dividends are reinvested.

                                     ITEM 2.

             PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                       TO INCREASE AUTHORIZED COMMON STOCK

      The Board of Directors has approved and is submitting to the stockholders a proposed amendment to the Certificate of Incorporation that would increase the authorized Common Stock from 20,000,000 shares to 100,000,000 shares.

      The Company's authorized capital stock currently consists of 20,000,000 shares of Common Stock. On March 31, 2000, there were 12,906,988 shares of Common Stock outstanding. In addition, 1,150,025 shares of Common Stock were reserved for issuance under the Company's Stock Option Plan and Employee Stock Purchase Plan. Therefore, only 5,942,987 shares of Common Stock remain available for other purposes. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

      Management believes that it is desirable and in the best interest of the Company to increase the number of authorized shares of Common Stock which may be issued in the future. Authorized but unissued shares would be available for issuance by action of the Board of Directors without stockholder approval (except when required by law or by the rules of the Nasdaq National Market) for such proper corporate purposes as the Board of Directors may determine, including stock splits, stock dividends, convertible securities, acquisitions, private placements, public offerings and stock option and other employee benefit plans. In February 1999 and January 2000 the Company effected three-for-two stock splits of its Common Stock and, if the proposed amendment is approved, may, in the discretion of the Board of Directors, do so in the future as conditions warrant.

      The affirmative vote of holders of a majority of the shares outstanding and entitled to vote thereon is required for approval of the amendment.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK.

                                    ITEM 3.

             PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                          TO AUTHORIZE PREFERRED STOCK

      The Board of Directors has approved and is submitting to the stockholders a proposed amendment to the Certificate of Incorporation that would authorize 2,000,000 shares of undesignated Preferred Stock.

      If the proposed amendment is approved, the Board of Directors, without further stockholder approval, would be authorized to designate one or more series of Preferred Stock to be issued from time to time and to establish the number of shares, rights, preferences and limitations of each series of Preferred Stock. Therefore, the Board of Directors would have the authority to determine the terms of the Preferred Stock, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters.

      The Board of Directors believes that it is prudent and in the best interests of the Company to authorize shares of Preferred Stock to provide enhanced flexibility in connection with possible future corporate actions. Such actions may include stock splits or stock dividends, financings, mergers and acquisitions and other actions deemed to be in the best interests of the Company. In addition, because the Board of Directors will have the authority to designate the rights, preferences and limitations of each series of Preferred Stock without further stockholder approval, the Preferred Stock will enhance the Company's ability to accomplish these actions by avoiding the delay and expense that could be occasioned by the necessity of holding a special meeting of stockholders. Currently there are no plans to use the Preferred Stock.

      Under certain circumstances, the Preferred Stock could be used to deter persons seeking to effect a takeover or to otherwise gain control of the Company. For example, a class or series of Preferred Stock could be designated that would be convertible by existing stockholders into Common Stock upon the acquisition by a third party of a specified percentage of the Company's voting stock. The conversion of the Preferred Stock would dilute the voting power of the acquirer and could make subsequent transactions the acquirer might wish to effect more difficult or costly. That use of the Preferred Stock could be deemed to be disadvantageous to stockholders who might believe the attempted takeover efforts desirable. (The Board of Directors is not currently aware of any planned takeover efforts.) The proposal could also be deemed disadvantageous to stockholders in that Preferred Stock with disproportionate voting rights could be used to entrench management, making it more difficult to remove directors at a time when the stockholders would prefer to do so. Preferred Stock may also be used to prevent or discourage offers to purchase blocks of Common Stock, the results of which purchases could cause uncharacteristic changes in the market place of the Common Stock. However, in issuing Preferred Stock, the Board of Directors would be obligated to observe its fiduciary duty to act in a manner believed to be in the best interests of the Company.

      The affirmative vote of holders of a majority of the shares outstanding and entitled to vote thereon is required for approval of the amendment.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO AUTHORIZE PREFERRED STOCK.

                                     ITEM 4.

           PROPOSED AMENDMENT TO THE COMPANY'S 1995 STOCK OPTION PLAN

      The Board of Directors has approved an amendment to the 1995 Stock Option Plan, subject to stockholder approval, to increase by 1,000,000 the number of shares of Common Stock issuable upon exercise of options granted under the 1995 Plan. The purpose of the amendment is to enable the Company to grant additional options in the future in order to attract and retain key employees. The Company currently has outstanding options under the 1995 Plan covering 1,142,500 shares of Common Stock (including 291,725 options granted subject to stockholder approval of the amendment to the 1995 Plan).

DESCRIPTION OF THE 1995 PLAN

      The 1995 Plan was adopted by the Board of Directors in March 1995 and approved by the stockholders in July 1995. The Board of Directors believes that the selective grant of stock options is an effective and efficient means of attracting, motivating and retaining key employees, officers and directors. The 1995 Plan provides for the grant of options to purchase Common Stock either that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or that are not intended to so qualify ("non-qualified stock options"). All officers, directors and employees are eligible to receive options under the 1995 Plan, except that only employees may receive incentive stock options. The maximum number of shares available for issuance under the 1995 Plan is 1,462,500 (2,462,500 if the proposed amendment is approved). No person eligible to receive options under the 1995 Plan may receive options for the purchase of more than an aggregate of 675,000 shares.

      The 1995 Plan is currently administered by the Board of Directors and may, in the Board's discretion, be administered by a committee of the Board of Directors appointed for that purpose (the "Committee"), which, subject to the terms of the 1995 Plan, has the authority in its sole discretion to determine: (a) the individuals to whom options shall be granted; (b) the time or times at which options may be exercised; (c) the number of shares subject to each option, the option price and the duration of each option granted; and (d) all of the other terms and conditions of options granted under the 1995 Plan.

      The exercise price of incentive stock options granted under the 1995 Plan must be at least equal to the fair market value of the shares on the date of grant (110% of fair market value in the case of participants who own shares possessing more than 10% of the combined voting power of the Company) and may not have a term in excess of 10 years from the date of grant (five years in the case of participants who are more than 10% stockholders). The aggregate fair market value (determined as of the time the Option is granted) of the shares with respect to which incentive stock options (granted under all plans of the Company or its subsidiaries) are exercisable for the first time by an optionee in any calendar year may not exceed $100,000. Non-qualified options may be granted at prices not less than 85% of the fair market value of such shares at the date of grant.

      Options granted under the 1995 Plan are not transferable other than by will or the laws of descent and distribution. Unless otherwise determined by the Board of Directors or the Committee in connection with the grant of any non-qualified stock options, all stock options granted under the 1995 Plan expire one month after the date of the optionee's termination of employment with the Company for any reason other than death or permanent disability and six months after the optionee's termination of employment by reason of death or permanent disability but not, in either case, later than the scheduled expiration date). Upon termination of employment the number of shares with respect to which a stock option may be exercised shall be limited to that number of shares which could have been purchased pursuant to the option had the option been exercised by the optionee on the date of such termination of employment. In the case of death, options may be exercised by the person or persons to whom the rights under the options pass by will or by the laws of descent or distribution.

      Payment of the exercise price upon exercise of an option must be made in cash or, in the discretion of the Board of Directors or the Committee, in shares of Common Stock. Where payment is made in Common Stock, such Common Stock is valued for such purpose at the fair market value of such shares (determined as specified in the 1995 Plan) on the date of exercise.

      If the number of outstanding shares of Common Stock is increased or decreased, or if such shares are exchanged for a different number or kind of shares through reorganization, merger, recapitalization, reclassification, stock dividend, stock split, combination of shares or other similar transaction, the aggregate number of shares available for issuance under the 1995 Plan, the number of shares subject to outstanding options, the per share exercise price of outstanding options and the aggregate number of shares with respect to which options may be granted to a single participant will be appropriately adjusted by the Board of Directors or the Committee.

      No grant of options may be made under the 1995 Plan more than 10 years after its date of adoption. The Board of Directors has authority to terminate or to amend the 1995 Plan, subject to the approval of the Company's stockholders under certain specified circumstances, provided that such action does not impair the rights of any holder of outstanding options without the consent of such holder.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is a summary of the principal federal income tax consequences of the 1995 Plan based on current provisions of the Code and applicable regulations thereunder.

      INCENTIVE STOCK OPTIONS. No income is recognized by an optionee at the time of grant of an incentive stock option or at the time of exercise of such option while employed by the Company (or within limited periods after termination of employment). However, the exercise of an incentive stock option may result in an alternative minimum tax liability for the optionee. If the optionee continues to hold the shares received upon the exercise of the option for at least two years from the date the option was granted and one year from the date the option was exercised, the optionee will recognize capital gain or loss when he disposes of the shares. Such gain or loss will be measured by the difference between the option price and the amount received for the shares at the time of disposition.

      If the optionee disposes of shares acquired upon exercise of an incentive stock option before the expiration of the one-year and two-year holding periods described above, the optionee will recognize ordinary income in the year of disposition, in an amount equal to the excess of the fair market value of the shares on the date the option was exercised (or, if less, the amount received upon disposition of the shares) over the option price. Any amount realized upon such a disposition in excess of the fair market value of the shares on the date of exercise will be treated as capital gain.

      NON-QUALIFIED STOCK OPTIONS. An optionee recognizes no income at the time a non-qualified stock option is granted. At the time a non-qualified stock option is exercised, an optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. An optionee will recognize capital gain or loss on the subsequent sale of the option shares in an amount equal to the difference between the amount realized and the tax basis of such shares. The tax basis will equal the option price paid plus the amount included in the optionee's income by reason of the exercise of the option.

      COMPANY DEDUCTIONS. As a general rule, the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an employee recognizes ordinary income from options granted under the Plan, to the extent such income is considered reasonable compensation under the Code. The Company will not, however, be entitled to a deduction to the extent compensation in excess of $1 million is paid during any year to an executive officer named in the Summary Compensation Table of the proxy statement who was employed by the Company at year-end, unless the compensation qualifies as "performance-based" under Section 162(m) of the Code or certain other exceptions apply. In addition, the Company will not be entitled to a deduction with respect to payments to employees which are deemed to constitute "excess parachute payments" under Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section; such payments will subject the recipients to a 20% excise tax.

OPTIONS GRANTED SUBJECT TO STOCKHOLDER APPROVAL

      Subject to stockholder approval of the proposed amendment to the 1995 Plan, the Company granted stock options to purchase 291,725 shares of Common Stock, to 98 employees other than the Company's Executive Officers or Directors, in fiscal 2000. Such options, generally, are exercisable for ten years from the date of grant, were granted with exercise price equal to the fair market value of the Common Stock on the date of grant, and vest as to 20% thereof on each anniversary of the date of grant. The Company has not granted any stock options to its Executive Officers or Directors which are subject to stockholder approval.

VOTE REQUIRED

      Approval of the proposed amendment to the 1995 Plan requires the affirmative vote of the holders of at least a majority of the shares of Common Stock represented and voting at the Annual Meeting.

                                   ITEM 5.

                APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

      Arthur Andersen LLP has been selected as independent auditors to audit the Company's financial records for the year ending March 31, 2001, and management recommends that the selection be approved by the stockholders. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions. Arthur Andersen LLP have audited the Company's financial statements since 1987, and management considers Arthur Andersen LLP to be well qualified. The affirmative vote of a majority of the votes cast by the holders of shares present or represented and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Arthur Andersen LLP as independent auditors.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based solely upon a review of Forms 3, 4 and 5 (and amendments thereto) furnished to the Company during or with respect to fiscal 1999, no person who at any time during fiscal 2000 was a director, officer or beneficial owner of more than 10 percent of the Common Stock, failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act, as amended, during fiscal 2000.

                                    FORM 10-K

      AMS will furnish without charge to each stockholder, upon written request addressed to The Investor Relations Department of AMS at 5880 Oberlin Drive, Suite 400, San Diego, California 92121, a copy of its Annual Report on Form 10-K for the fiscal year ended March 31, 2000 (excluding the exhibits thereto), as filed with the Securities and Exchange Commission.

                              CERTAIN TRANSACTIONS

      All transactions between the Company and its officers, directors or any affiliate of any such person have been, and all such future transactions will be, on terms no less favorable to the Company than could be obtained from unaffiliated parties.

      In connection with his relocation to San Diego in May 1996, the Company loaned $75,000 to John S. McGee, Vice President -- Operations. The loan is secured by real estate and bears interest at the rate of 5% per annum. The outstanding principal balance of the loan as of March 31, 2000 was $25,285.

      On March 27, 2000, the Company entered into an agreement with Charles C. Tillinghast, III, Chairman of the Board of Directors of the Company. Under the agreement, the Company repurchased from Mr. Tillinghast 200,000 shares of common stock at a price per share equal to a 10% discount from the average of the closing prices for the common stock on the Nasdaq National Market for each trading day from March 27, 2000 through March 31, 2000. The average price of the Company's common stock on the Nasdaq National Market for that period was $19.29 per share. Accordingly, the purchase price for the 200,000 shares of common stock was $17.36. In addition, the Company agreed to purchase from Mr. Tillinghast up to an additional 256,100 shares of common stock by not later than December 31, 2000. The purchase price for the additional shares of common stock will be equal to a 10% discount from the average closing prices for the stock on the Nasdaq National Market for each trading day of the week prior to the date of sale. Mr. Tillinghast will not be obligated to sell any such shares if the market price is less than 75% of the price of the March transaction; and the Company will not be obligated to purchase any additional shares if the market price is more than 125% of the price of the March transaction or if the Company has filed a registration statement covering those shares prior to December 31, 2000.

                          FUTURE STOCKHOLDER PROPOSALS

      Any stockholder proposal intended to be presented at the 2001 Annual Meeting of Stockholders must be submitted sufficiently far in advance so that it is received by AMS not later than February 27, 2001.


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                                  OTHER MATTERS

      Neither the Company nor any of the persons named as proxies knows of matters other than those stated above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the meeting, the persons named as proxies are empowered to vote in accordance with their discretion on such matters.

      Our Annual Report for the fiscal year ended March 31, 2000 accompanies this proxy statement, but it is not to be deemed a part of the proxy soliciting material.

        PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

                      ADVANCED MARKETING SERVICES, INC.

                                          By order of the Board of Directors

                                              Charles C. Tillinghast, III
                                                       Chairman

San Diego, California
June 26, 2000

                                 REVOCABLE PROXY
                        ADVANCED MARKETING SERVICES, INC.
                 ANNUAL MEETING OF STOCKHOLDERS-- JULY 27, 2000

      The undersigned stockholder(s) of Advanced Marketing Services, Inc. (the "Company") hereby nominates, constitutes and appoints Charles C. Tillinghast, III and James A. Leidich, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Advanced Marketing Services, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's facility at 5880 Oberlin Drive, Suite 400, San Diego, California 92121 on Thursday, July 27, 2000, at 10:00 a.m., and any and all adjournments or postponements thereof, with respect to the matters described in the accompanying Proxy Statement and, in their discretion, on such other matters which properly come before the meeting, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

     Item 1.   ELECTION OF DIRECTORS

               |_|  AUTHORITY GIVEN               |_|  WITHHOLD AUTHORITY
                    to vote for all nominees           to vote for all nominees.
                    listed below (except as
                    indicated to the
                    contrary below).

(INSTRUCTIONS): TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

                           Charles C. Tillinghast, III
                                Michael M. Nicita
                                Loren C. Paulsen

     Item 2. Approval of amendment to the Certificate of Incorporation to increase the authorized number of shares of common stock from 20,000,000 to 100,000,000.

               FOR   |_|          AGAINST     |_|         ABSTAIN     |_|

     Item 3. Approval of amendment to the Certificate of Incorporation to authorize 2,000,000 shares of undesignated Preferred Stock.

               FOR   |_|          AGAINST     |_|         ABSTAIN     |_|

     Item 4. Approval of amendment to the 1995 Stock Option Plan to increase by 1,000,000 the number of shares of Common Stock reserved for issuance.

               FOR   |_|          AGAINST     |_|         ABSTAIN     |_|

     Item 5.  Ratification of Arthur Andersen LLP as independent auditors.

               FOR   |_|          AGAINST     |_|         ABSTAIN     |_|

     Item 6. To transact any other business as may properly come before the meeting and any adjournment or postponement.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

                    PLEASE SIGN AND DATE ON THE REVERSE SIDE

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF "AUTHORITY GIVEN" FOR PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, 4 AND 5. THE PROXY CONFERS AUTHORITY TO AND WILL BE VOTED "AUTHORITY GIVEN" FOR PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, 4 AND 5 UNLESS OTHER INSTRUCTIONS ARE INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.

      IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

                                   Dated:_______________________________, 2000

                                   ___________________________________________
                                               (Please print name)


                                   ___________________________________________
                                            (Signature of Stockholder)


                                   ___________________________________________
                                               (Please print name)


                                   ___________________________________________
                                            (Signature of Stockholder)

                                   (Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

                                   I (We) do _________- do not _______ expect
                                   to attend the Meeting.

                                   Number of Person __________________________